Exhibit 99.2

Dime Community Bancshares Declares Quarterly Cash Dividend

Brooklyn, NY– January 25, 2018 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company”) announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share, payable on February 13, 2018, to all stockholders of record as of February 6, 2018.  This dividend is the 83rd consecutive quarterly cash dividend paid by the Company.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.44 billion in consolidated assets as of September 30, 2017, and is the parent company of Dime Community Bank (the “bank”). The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 branches located throughout Brooklyn, Queens, the Bronx and Nassau and Suffolk County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Leslie Veluswamy, Senior Vice President and Director of Financial Reporting, 718-782-6200, extension 5204.